EXHIBIT 99.1

\FOR IMMEDIATE RELEASE\

Contact:
Timothy O’Connor
Chief Financial Officer
(781) 251-4700

LOJACK CORPORATION ENTERS INTO AGREEMENT TO SETTLE ALL PENDING DISPUTES WITH FORMER LICENSEE IN CHINA
•	Company to Host Conference Call and Webcast on September 23 at 8:30 AM ET

WESTWOOD, MA – September 22, 2009 – LoJack Corporation (NASDAQ GS: “LOJN”) reported today that it has entered into a comprehensive agreement to settle all pending disputes with Kington Holdings Limited, its former licensee in China. The settlement agreement provides that all cases relating to the November 2007 termination of the license agreement between the parties will be dismissed. In addition, the settlement provides for broad based releases by all parties and their affiliates of all claims relating to the business in China with Kington Holdings Limited, including all claims in the arbitration proceeding and the ongoing litigation in Massachusetts and Hong Kong. The settlement also prohibits any other action by the parties to this agreement related to the litigation.  Additionally, the settlement agreement includes a provision providing that, for a period of three years, Kington Holdings Limited and their affiliates are precluded from acquiring any equity interest in LoJack Corporation.

In return, the settlement agreement provides that LoJack Corporation and LoJack Equipment Ireland Limited will pay the former licensee approximately $18.3 million by September 25, 2009 upon satisfaction of the conditions specified in the settlement agreement. On an after tax basis, the settlement will have a net impact of approximately $13.6 million in the third quarter of this year.

As a result of the settlement payment, LoJack Corporation entered into a Waiver Agreement with the company’s lending institutions, waiving its non-compliance with financial covenants due to the settlement payment. The Waiver Agreement provides the company with a limited waiver through December 30, 2009. As part of the waiver, the lenders will not make new loans or issue new letters of credit under the credit agreement. The company is currently negotiating to amend or replace its credit facility and expects the process to be completed by December 30, 2009.

Ronald V. Waters, President and Chief Executive Officer said, “We concluded that it was in the best interest of the company and shareholders to eliminate the risk related to any potential judgment and limit the financial exposure related to the cases. Additionally, our decision avoids further significant legal expenditures to litigate these cases.

“We are committed to maintaining LoJack’s solid financial position and expect to deliver significant operating cash flow for the year, before settlement payments. We have maintained a strong balance sheet and believe that we have sufficient liquidity to effectively manage our day to day business. We are pleased that our banking partners supported us with the Waiver Agreement.

“With the elimination of the ongoing litigation, we will focus our efforts on building our core businesses and diversifying the company through our strategic programs, which include enhancing our core stolen vehicle recovery technology, expanding into new geographic regions globally and expanding LoJack SafetyNet, our solution for people with Alzheimer’s and autism who wander.”

Conference Call and Webcast
You may participate in the live conference call to be held at 8:30 AM ET on September 23, 2009 by dialing +1-800-862-9098 (U.S.) or +1-785-424-1051 (Intl.) and using LOJACK as the conference ID. To access the webcast of the company’s conference call, visit http://www.videonewswire.com/event.asp?id=62232 or log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “China Conference Call Webcast”). An archive of the webcast will be available through www.lojack.com.

About LoJack
LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles – having recovered more than $5 billion USD in stolen assets worldwide. In today’s rapidly changing world, LoJack’s core competencies are more valuable and more relevant than ever as they are now being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive disorders such as Alzheimer’s and autism. LoJack has the proven processes, ultimate technology for recovery – Radio Frequency – and unique integration with law enforcement agencies, making its offerings the most effective solutions that not only deliver a wide range of recoveries, but also enhance the safety of the public on a global level. LoJack’s
Stolen Vehicle Recovery System operates in 27 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, Africa and Asia. For more information, visit http://www.lojack.com.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties.
Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the outcome of the ongoing litigation involving the company; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s customers’ ability to access the credit markets; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; capacity and supply constraints or difficulties; the company’s ability to successfully expand its operations; and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form
10-K for the year ended December 31, 2008.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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